UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2006

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIRST MIDWEST BANCORP, INC.
FORM 8-K
November 20, 2006

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) First Midwest Bancorp, Inc. (the "Company") has a retirement policy that generally requires a member of its Board of Directors to resign on the last day of the year in which he or she attains the age of 70. Effective December 31, 2006, the Company will suspend this retirement policy as it applies to Bruce S. Chelberg, Chairman of the Company's Nominating and Corporate Governance Committee and a member of its Audit Committee, and Thomas M. Garvin, a member of the Company's Nominating and Corporate Governance Committee and its Compensation Committee, to permit them to serve until December 31, 2007.

(d) Effective November 15, 2006, the Board of Directors of the Company increased the number of members of the Board of Directors from eleven (11) to twelve (12) and appointed Vernon A. Brunner to serve as a director of the Company until the annual meeting of the Company's stockholders to be held in 2007 and until his successor is elected.

Mr. Brunner, age 66, is the President of Brunner Marketing Solutions, a marketing consulting company specializing in pharmaceutical and consumer product marketing and distribution. Over a period of 38 years, beginning in 1963 and ending in 2001 with his retirement, Mr. Brunner served in various management and officer positions for Walgreen Co., most recently serving as Executive Vice President of Marketing and as a member of its Board of Directors from 1999-2001. Mr. Brunner also served on the Board of Directors of the Company from 1997 to 2004.

There is no agreement or understanding between Mr. Brunner and any other person pursuant to which he was appointed to the Board and Mr. Brunner has not had any transactions with the Company or any of its subsidiaries, and there is no family relationship among the Company's officers and directors and Mr. Brunner.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 15, 2006, the Board of Directors approved an amendment to Article 2, Section 2.4 of the Company's Amended and Restated By-laws to change the vote standard for the election of directors. Under the new By-law provision, in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. In a contested election, directors shall be elected by a plurality vote.

In addition, if a nominee who already serves as a director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Committee's recommendation or the Board's decision. The amended bylaws are attached as Exhibit 3 to this report.

Item 8.01 Other Events

On November 15, 2006 the Company issued a press release announcing a 7.3% increase in the quarterly cash dividend on its common stock from $0.275 per share to $0.295 per share. This press release, dated November 15, 2006, is attached as Exhibit 99 to this report.

Item 9.01 Financial Statements and Exhibits

(a) and (b) not applicable

(c) Exhibit Index:

3	Amended and Restated By-laws of the Company
99	Press Release issued by the Company dated November 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: November 20, 2006	/s/ MICHAEL L. SCUDDER
Michael L. Scudder Executive Vice President

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